Exhibit 99

SHARE PURCHASE PLAN FOR
EMPLOYEES OF STAGE STORES, INC.

(Effective November 1, 2009)

PURPOSE

Stage Stores, Inc. (the “Company”) has created the Share Purchase Plan for Employees of Stage Stores, Inc. (the “Plan”), effective November 1, 2009 to provide a convenient way for Eligible Employees to invest in the common stock of the Company (the “Shares”).  Under the Plan, the Administrator of the Plan (the “Administrator”) will purchase Shares for Eligible Employees who have elected to participate in this Plan (“Participants”) on the open market with funds contributed by Participants.  All brokerage commissions and other reasonable expenses incurred in connection with the purchase of the Shares (other than the purchase price thereof) will be borne by the Company.

The Plan provides Participants the opportunity to realize a savings on brokerage commissions in certain transactions and other charges associated with purchases outside the Plan.

ELIGIBILITY

An Eligible Employee shall mean any person who (i) is an employee of the Company or any SSI Company (as defined below), provided such person is of at least 18 years of age and is qualified to purchase and sell Shares without approval from any other party on the date application is made to participate in the Plan, and (ii) is not considered an “insider” for purposes of Section 16(b) of the Securities Exchange Act of 1934.

For purposes hereof, the term “SSI Company” includes the Company and each other related organization which has been designated as a participating company for the purpose of the Plan.  A “related organization” is any organization which is required to be aggregated with the Company pursuant to Section 414 of the Code if a 50% (instead of 80%) threshold was applied thereunder.

METHOD OF PARTICIPATION

An Eligible Employee who desires to participate in the Plan may do so by authorizing in a manner prescribed by the Company contributions to the Plan by a specified payroll deduction to be made from each subsequent paycheck for the purchase of Shares under this Plan (“Payroll Deduction”).

Payroll Deductions must be in an amount at least equal to $10 per week.  Payroll Deductions shall be made regularly and in equal amounts and shall be transferred directly by the Company to the Administrator in the name of the Participant.

A Participant will be deemed to have authorized the same Payroll Deduction for each subsequent payroll period provided that he or she is eligible to participate during each subsequent payroll period.  A Participant may increase or decrease his or her Payroll Deduction at any time effective as of the next payroll period following receipt by the Company by executing the required authorization, in the time and manner prescribed by the Company.  A Participant may discontinue his or her payroll deduction at any time, effective as of the next payroll period following receipt by the Company, by notifying the Company in the time and manner prescribed by the Company.  Participation in the Plan will begin as of the first day of the payroll period following receipt by the Administrator of an authorization form properly executed by an Eligible Employee and receipt of funds for the purchase of the Shares and will continue thereafter until termination of the Plan or termination of participation.

AMENDMENT AND TERMINATION

The Company may amend or terminate the Plan at any time.  A Participant may withdraw from the Plan by following the withdrawal procedures proscribed by the Administrator.

ADMINISTRATOR AND PURCHASE OF SHARES

The Company has designated Morgan Stanley Smith Barney as Administrator under the Plan.  The Company reserves the right to substitute from time to time any other bank or banks or other institution as Administrator.

All funds contributed under the Plan are to be received by the Administrator on a bi-weekly basis.

The Administrator shall apply the funds remitted to the purchase price of the Shares on the New York Stock Exchange at prevailing prices through brokers designated by the Administrator.  Such purchase or purchases shall be made on the last calendar Friday of every month except where the New York Stock Exchange is closed due to a holiday, in which case such purchase or purchases shall be made on the next following business day.

The Shares purchased by the Administrator shall be registered in the name of the Plan.  The Administrator is authorized to buy and sell Shares held in the name of the Plan.  The Administrator shall determine as soon as practicable the pro rata number of shares purchased under the Plan allocable to each Participant (computed to the nearest one thousandth of a share) as of the purchase date of such Shares (the “Share Purchase Date”) in the following manner:

(a) The Administrator will determine the average cost per Share of all Shares purchased on such Share Purchase Date.

(b) The Administrator will then allocate Shares to the accounts of the individual Participant to the extent Shares were purchased on behalf of each such Participant.

(c) Both full and fractional Shares will be purchased on behalf of and allocated to Participants’ accounts as of any Share Purchase Date.  All Shares purchased will be allocated to individual Participants’ accounts as of each Share Purchase Date.  No Shares will be unallocated or carried forward to the next Share Purchase Date.  Fractions of Shares held will not be reflected for tax reporting.  However, they will be included in Share ownership reports generated by the Administrator.  The Administrator shall send to each Participant a monthly detailed statement of the Participant’s account, including the amount of cash contributions received, the purchase prices, and number of full and fractional Shares purchased, cash distributions paid on Shares held by the Administrator, and any Share distributions or share splits allocable to the Participant’s account during the period.  If the Participant is not actively contributing to the Plan, statements will be sent on a quarterly basis to the Participant.

DISTRIBUTIONS

Each Participant’s allocable portion of any cash distributions received by the Administrator on the Shares held by the Administrator shall automatically be reinvested in the Participant’s account.

Each Participant’s allocable portion of any distribution paid in Shares or distribution made in connection with any Share split will be credited to such Participant’s account.

ISSUANCE OF SHARE CERTIFICATES TO PARTICIPANT

The Administrator shall hold the Shares allocable to each Participant in the name of the Plan.  Share certificates will be issued to the Participant.  If the Participant notifies the Administrator that Share certificates should be issued and not held by the Plan, the Administrator shall issue the share certificate purchased on behalf of the Participant within a reasonable period after the end of the next payroll period.  No certificate for fractional Shares will be issued.

EXPENSES

The charges of the Administrator, maintenance of records and brokerage commissions associated with purchases of Shares under the Plan will be paid by the Company.

TERMINATION OF PARTICIPATION

Upon the death of the Participant, termination of employment with the Company and all SSI Companies by the Participant, or withdrawal from the Plan by the Participant, such Participant’s participation in the Plan shall cease.  In the event a Participant ceases to participate, certificates representing all full Shares credited to such Participant’s account shall be issued as specified by the Participant or issued to his or her legal representative, or as his or her legal representative may direct.  If the Participant so requests, the Administrator will sell all full Shares credited to such Participant’s account and deliver the proceeds, less brokerage commissions and transfer tax, if any.  In every case of termination of participation in the Plan, the Participant’s interest in a fractional Share will be settled in cash at the then current market value of the Shares.  Notwithstanding the above, participation in the Plan will not cease under the terms of this paragraph as a result of the Participant’s termination of employment with a SSI Company if the Participant is then employed as an employee of another SSI Company.  In such event, the Participant’s termination of participation shall not occur until the termination of employment with all SSI Companies.

RESPONSIBILITY

Neither the Company nor the Administrator represents or warrants or intends to imply either that the Shares will appreciate in value or that the Shares will not depreciate in value, and neither the Company nor the Administrator shall have any responsibility or liability (other than liabilities, if any, arising out of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended) for any act done or omitted with respect to purchase of the Shares under the Plan at any price or at any time or in any quantity or any conditions or circumstances.  The interpretation and construction of the Plan shall be determined solely by the Company and any determination by the Company as to any matter arising or regarding the Plan or action to be taken or omitted thereunder shall be final and conclusive.

GENERAL

All notices given by a Participant pursuant to the Plan shall be in writing addressed to the Administrator or other such manner prescribed by the Administrator.  Shares and funds credited to a Participant’s account shall not be subject to assignment except as specifically provided in the Plan.

ANNUAL REPORT

A copy of each annual report of the Company to its shareholders will be sent to each Participant as soon as such report is issued.  Reference to it should be made for detailed information regarding the Company’s earnings, balance sheet, capitalization, and management.  Quarterly reports will also be sent to each Participant as issued by the Company.

VOTING OF SHARES

With respect to each matter submitted to the Company shareholders for a vote or action by written consent, the Administrator shall vote, in person or by proxy, Shares held in its name or the name of its nominee of the record date set for such vote or consent action in such matter as may be directed by the Participant to whose account such Shares are allocated on such date.  It shall be the Administrator’s responsibility to provide each Participant an opportunity to vote the Shares allocated to each Participant’s account.  All votes by Participants shall be tabulated by the Administrator and certified by the Administrator to the Company.  Those Shares credited to Participants who fail to deliver voting instructions to the Administrator prior to the second full business day preceding the meeting or consent action shall not be voted by any person.  Likewise, fractional Shares held by the Administrator for accounts as of the record date and shares held in any suspense account as of such record date shall not be voted by any person.